Exhibit 99.1

NEWS RELEASE

Investor Relations Contact:

Barry F. Shea, Chief Financial Officer

(434) 799-8994

U. S. BANKRUPTCY COURT CONFIRMS DAN RIVER INC.

REORGANIZATION PLAN

Emergence Targeted for February 10, 2005

Danville, Va., January 19, 2005 - Dan River Inc. (Other OTC: DVERQ.PK) announced that its Plan of Reorganization was confirmed yesterday by the U. S. Bankruptcy Court for the Northern District of Georgia, Newnan Division. The Plan is expected to become effective on or around February 10, 2005.

On March 31, 2004, Dan River and its domestic subsidiaries filed petitions in the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division, for reorganization pursuant to Chapter 11 of the Bankruptcy Code. During the bankruptcy proceedings, Dan River implemented significant staff reductions, completed the closing of four manufacturing facilities and entered into court-approved agreements for the sale of its engineered products division and various other assets which the Company believes are no longer necessary for its continuing operations following its emergence from bankruptcy. The Company believes that these actions have greatly improved Dan River’s financial stability and expects that these actions will allow the Company to continue to timely provide the customers of both its home fashions and its apparel fabrics divisions with the compelling and innovative products to which they are accustomed. These products will be manufactured domestically in the Company’s facilities or sourced globally as conditions warrant.

As previously announced, upon emergence from bankruptcy, Barry F. Shea, currently Executive Vice President and Chief Financial Officer, will become President and Chief Executive Officer. Joseph L. Lanier, Jr., currently Chairman and Chief Executive Officer, will become non-executive Chairman of the Board.

“Yesterday’s confirmation hearing clears the way for the Company to emerge from bankruptcy upon the effective date of the reorganization plan,” said Mr. Lanier. “During the bankruptcy proceedings we have restructured the Company both organizationally and financially to meet the challenges of today’s global textile competition. We have been confronted with many difficult and painful decisions during this time. These have been made based on what outcome would best position Dan River to succeed in the future. I am confident in the Company’s ability to remain strong and viable under the leadership of Barry Shea, with whom I have worked for over 25 years. When we filed our petition on March 31, 2004, we stated that we planned to emerge from bankruptcy around the end of the year. We are close to accomplishing this ambitious goal because of the support of several groups that I want to thank. To our customers who had confidence in us, we will show our appreciation by offering you an unequaled combination of quality, fashion, customer support and value in our products. To our suppliers who continued to show faith in the Company, we look forward to continuing a positive and mutually beneficial relationship. Finally, to our associates, I thank you for your loyalty, courage and efforts during this challenging time.”

The Company’s Plan of Reorganization contemplates that Dan River will have indebtedness of approximately $90 million on the effective date of the reorganization plan, down from more than $270 million when the bankruptcy cases were filed on March 31, 2004. All of the Company’s current common stock will be cancelled and new common stock will be issued to certain of the Company’s post-emergence lenders and to its unsecured prepetition creditors. The Plan provides that current stockholders will receive no recovery.

Dan River Inc. is a leading manufacturer and marketer of textile products for the home fashions and apparel fabrics markets. The company designs, manufactures and markets a coordinated line of value-added home fashions products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows, and draperies for the adult, juvenile, and institutional markets. Dan River also manufactures and markets a broad range of high quality woven cotton and cotton blend fabrics for apparel.

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements under applicable securities laws. The Company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ. There are certain conditions that must be met for the plan to become effective, and there can be no assurance that these conditions will be met. Risks related to these conditions that could cause the plan effectiveness to fail or be delayed include, but are not limited to, the following: the ability of the Company to finalize arrangements for exit financing prior to the effective date; the Company’s ability to dispose of the engineered products business prior to the effective date; and the ability of the Company to meet requirements imposed by the lenders under the Company’s DIP facility. In the event that the conditions are not satisfied, it is possible that the cases could be converted to chapter 7 cases or that the Company could be liquidated under chapter 11. In addition, the Company faces risks related to its restructuring efforts that include, but are not limited to, the following: the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company’s ability to maintain contracts and licenses that are critical to its operations; potential adverse developments with respect to the Company’s liquidity or results of operations; the ability of the Company to attract and retain customers; and the ability of the Company to attract, retain and compensate key executives. Additional risks associated with the Company’s business are detailed in its annual report on Form 10-K filed with the SEC on April 19, 2004, and in its quarterly reports on Form 10-Q filed with the SEC on May 24, 2004, August 23, 2004, and November 22, 2004.